[BUNGE LOGO GRAPHIC OMITTED]


                                                                       Exhibit 1






         Bunge Increases Guidance for Second Quarter and Full Year 2003

WHITE PLAINS, NY -- July 15, 2003 --Bunge Limited (NYSE: BG), an integrated, global agribusiness and food company, is increasing its projected net income for the quarter ending June 30, 2003, to $178 to $183 million, or $1.79 to $1.84 per share, from a range of $166 to $171 million, or $1.67 to $1.72 per share based on 99.7 million shares outstanding. The second quarter's results include a gain of $111 million, or $1.11 per share, on the sale of its Brazilian Ingredients' operations to the Solae Company, its joint venture with DuPont.

In the second quarter of 2002, Bunge earned net income of $50 million, or $0.50 per share.

Bill Wells, Chief Financial Officer, stated: "Performance was strong in the second quarter, especially in our South American fertilizer and global food products operations, partially offset by weakness in North American oilseed processing. Results continue to be solid despite higher energy costs and the effects of a stronger Brazilian Real and Argentine Peso. We are making good progress on the integration of Cereol and reached some important milestones during the quarter.

"We are projecting our 2003 third quarter net income to be within a range of $90 to $95 million, or $0.90 to $0.95 per share. For the full year 2003, we are increasing our guidance to $380 to $390 million, or $3.81 to $3.91 per share based on 99.7 million shares outstanding. Our previous guidance was $371 to $381 million, or $3.73 to $3.83 per share."

Earnings Release and Conference Call Details

Bunge will announce its results for the quarter ended June 30, 2003, on Tuesday, July 29, 2003, prior to the market opening.

Bunge Limited's management will host a conference call at 10:00 a.m. EDT on July 29 to discuss the company's second quarter results.

To listen to the conference call, please dial (800) 406-5345, or, if located outside of the United States, dial (913) 981-5571. Please dial in five to ten minutes before the scheduled start time. When prompted, state passcode number '404217'. The conference call will also be available live on the company's Web site at www.bunge.com.

To access the webcast, go to the Bunge Web site and select 'Upcoming Events' from the left navigation menu. Click the 'Webcast' link for the 'Q2 2003 Bunge Limited Conference Call'. Follow the prompts to access the call. Please go to the Web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available beginning at 2:00 p.m. EDT on July 29, and continuing through August 29, 2003. To listen to the replay, please dial (888) 203-1112, or, if located outside of the United States, dial (719) 457-0820. When prompted, state passcode number '404217'. A rebroadcast of the conference call will also be available on the company's Web site beginning at 2:00 p.m. EDT on July 29, and continuing through 12:00 p.m. EDT on August 29, 2003.

To locate the rebroadcast on the Web site, select 'News & Information' from the left navigation menu. Open the 'Audio Archive' subcategory and select the 'Replay' link for the 'Q2 2003 Bunge Limited Conference Call'. Follow the prompts to access the replay.


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About Bunge

Bunge Limited (www.bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain with worldwide distribution capabilities and primary operations in North America, South America and Europe. Founded in 1818 and headquartered in White Plains, New York, Bunge has over 24,000 employees and locations in 29 countries. Bunge is the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: estimated demand for commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry; economic and political conditions; our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and alliances; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.